The Colonial Fund
                               Colonial Trust III
                              One Financial Center
                           Boston, Massachusetts 02111

                                                               February 14, 1992

Ropes & Gray
One International Place
Boston, Massachusetts 02110-2624

Ladies and Gentlemen:

         The Colonial Fund ("Transferor Trust") and Colonial Trust III, on behalf of a series fund of Colonial Trust III, also The Colonial Fund ("Acquiring Fund"), hereby respectively represent and certify that each of the following statements and each fact contained therein is true and accurate in all respects. Such representations relate to the proposed transaction (the "Transaction") described in the Agreement and Plan of Reorganization (the "Agreement") dated as of February 13, 1992 between Transferor Trust and Colonial Trust III, on behalf of Acquiring Fund.

         1. The Acquiring Fund will acquire on the Closing Date all of the assets of the Transferor Trust, and will assume all liabilities of the Transferor Trust.

         2. The purpose and effect of the Transaction is to change the form of organization of the enterprise of the Transferor Trust from a stand-alone Massachusetts business trust to a series of a Massachusetts business trust which is a "series fund" under Rule 18f-2 of the 1940 Act. It is anticipated that such a change in the form of organization will reduce certain expenses, principally state and federal filing fees. In addition, unlike the trust agreement of the Transferor Trust, the Colonial Trust III trust agreement allows for the issuance of multiple classes of shares and allows each class to vote separately on issues that relate exclusively to that class, such as 12b-1 plans.

         3. The Acquiring Fund was formed for the purpose of effecting the transaction and has not engaged in any business prior to the Transaction, and neither the Acquiring Fund nor the Transferor Trust has ever held, directly or indirectly, any shares in the other, except for the initial Acquiring Fund share acquired by the Transferor Trust prior to the Transaction.

         4. There is no plan or intention to liquidate the Acquiring Fund or to merge the Acquiring Fund into any other corporation or business trust.

         5. The fair market value of the shares of the Acquiring Fund to be received by each shareholder of the Transferor Trust in the Transaction will be, in each instance, equal to the fair market value of the shares of the Transferor Trust to be surrendered in exchange therefor. The shareholders of Transferor Trust will receive no consideration other than shares of the Acquiring Fund in exchange for their Transferor Trust shares.

         6. Immediately following consummation of the Transaction, all of the outstanding shares of the Acquiring Fund will be owned by the former shareholders of the Transferor Trust, who will own such shares solely by reason of their ownership of shares of the Transferor Trust immediately prior to the Transaction.

         7. There is no plan or intention by any shareholder of the Transferor Trust who owns five percent or more of the outstanding Transferor Trust shares, and neither the management of Colonial Trust III (on behalf of the Acquiring
Fund), nor the management of the Transferor Trust, is aware of any plan or intention on the part of any other shareholder of the Transferor Trust, in connection with or as a result of the Agreement or the Transaction, to sell, exchange or otherwise dispose of any shares of the Acquiring Fund received by them in the Transaction or to sell, exchange or otherwise dispose of any shares of the Transferor Trust prior to the exchange of such shares for shares of the Acquiring Fund.

         8. The Acquiring Fund has no plan or intention to issue additional shares following the Transaction, as part of the Transaction. However, it is recognized that, as an open-end investment company, the Acquiring Fund will issue additional shares in the ordinary course of its business.

         9. The Acquiring Fund has no plan or intention to reacquire any of its shares issued in the Transaction, except for Acquiring Fund shares reacquired in the ordinary course of its business as an open-end investment company.

         10. At the same shareholder meeting as that during which the shareholders of Transferor Trust will vote on whether to permit the Transaction, such shareholders will also vote on whether to modify the investment objectives, policies and restrictions of Transferor Trust by (i) reclassifying as nonfundamental or eliminating the investment objectives and policies which are not required to be fundamental under the 1940 Act; (ii) allowing the ownership of up to 5% of net assets in real estate as a result of owning securities; (iii) increasing the limit on illiquid assets from 5% to 10% of net assets; (iv) reducing permitted borrowings from 15% to 10% of assets; (v) replacing the present 15% of assets limit on pledging with a nonfundamental 33% limit; and
(vi) changing the limitation on investing more than 5% of net assets in a single issuer from applying to 100% of total assets to applying to 75% of total assets and excluding cash items, including receivables, from the policy. Although voted on during the same meeting as that during which the Transaction will be voted on, the decision of whether to permit the proposed modification of investment objectives, policies and restrictions is wholly unrelated to, separate from and independent of the decision of whether to approve the Transaction, and, if approved, the modification of investment objectives, policies, and restrictions will be implemented regardless of whether the Transaction occurs. Likewise, if approved, the Transaction will be effected without regard to whether the modification of investment objectives, restrictions and policies is approved. If both the modification of investment objectives, policies and restrictions and the Transaction are approved by the Transferor Trust shareholders, the Acquiring Fund will implement the modified investment objectives, policies and restrictions.

         11. Immediately following the consummation of the Transaction, the Acquiring Fund will possess the same assets and liabilities as those possessed by the Transferor Trust immediately prior to the Transaction, except for (i) assets used to make payments in redemption of shares of the Transferor Trust or the Acquiring Fund where such redemptions, if any, appear to be initiated by shareholders in connection with or as a result of the Agreement or the Transaction, (ii) assets used to pay expenses incurred in connection with the Transaction, (iii) assets disposed of, if any, in connection with the modification of investment objectives, policies and restrictions, as more fully discussed in paragraph 10 above, and (iv) assets used to distribute dividends or make redemptions in the ordinary course of Acquiring Fund's operation as an open-end investment company, as more fully discussed in paragraph 12 below. Payments of expenses of the Transaction, payments in redemption of shares of the Transferor Trust or the Acquiring Fund where such redemptions, if any, appear to be initiated by shareholders in connection with or as a result of the Agreement or the Transaction, and assets disposed of by the Transferor Trust or the Acquiring Fund, if any, in connection with the modification of investment objectives, policies and restrictions, will in the aggregate be less than one percent (1%) of the net assets of the Transferor Trust immediately prior to the Closing Date.

         12. Except for payments in redemption referred to in the preceding paragraph, no payments will be made by the Transferor Trust or the Acquiring Fund to its shareholders in connection with or as a result of the Agreement or the Transaction. However, the Transferor Trust and the Acquiring Fund will, in the ordinary course of business as open-end investment companies, make distributions of regularly-declared dividends paying out investment income or capital gains, and distributions in redemption of shares, but the Transferor Trust, and Colonial Trust III, on behalf of the Acquiring Fund, have no reason to believe that redemptions or possible future redemptions are occurring or will occur on account of the Agreement or the Transaction (other than those referred to in the preceding paragraph).

         13. Colonial Trust III, on behalf of the Acquiring Fund, has no plan or intention to sell or otherwise dispose of any of the assets received from the Transferor Trust except for dispositions made in the ordinary course of the Acquiring Fund's business as an open-end investment company (i.e., dispositions resulting from investment decisions made after the Transaction on the basis of investment considerations independent of the Transaction).

         14. Following the Transaction, the Acquiring Fund will continue the historic business of the Transferor Trust as an investment company which seeks primarily income and capital appreciation and, secondarily, preservation of capital, and will use a significant portion (in this case at least 99%) of the Transferor Trust's historic business assets in its business. Specifically, the Acquiring Fund will use such significant portion of the Transferor Trust's historic business assets in its business by continuing to hold the assets transferred to it by the Transferor Trust, except for dispositions made in the ordinary course of its business as an open-end investment company (i.e., dispositions resulting from investment decisions made after the Transaction on the basis of investment considerations independent of the Transaction).

         15. The liabilities of the Transferor Trust to be assumed by the Acquiring Fund were incurred by the Transferor Trust in the ordinary course of its business and are associated with the assets of the Transferor Trust transferred to the Acquiring Fund. For purposes of this paragraph, expenses of the Transaction are not treated as liabilities.

         16. The sum of the liabilities to be assumed by the Acquiring Fund will not exceed the fair market value or the adjusted basis of the assets of the Transferor Trust immediately prior to the Closing Date.

         17. The Acquiring Fund will pay certain expenses of the Transaction (excluding any expenses incurred by shareholders of the Transferor Trust), to the extent they have not already been paid by the Transferor Trust. All fees and expenses incurred and borne by either the Transferor Trust or the Acquiring Fund shall be solely and directly related to the Transaction and shall be paid directly by the Transferor Trust or the Acquiring Fund, as the case may be, to the relevant providers of services or other payees, in accordance with the principles set forth in Rev. Rul. 73-54, 1973-1 C.B. 187.

         The shareholders of the Transferor Trust will pay their own expenses, if any, related to the Transaction.

         18. There is no indebtedness existing between the Acquiring Fund and the Transferor Trust.

         19. At the time of the Transaction, the Transferor Trust will not have any outstanding warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire shares in the Transferor Trust.

         20. At the time of the Transaction, the Acquiring Fund will not have any outstanding warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire shares in the Acquiring Fund.

         21. For federal income tax purposes, the Transferor Trust qualifies as a regulated investment company, and the provisions of sections 851 through 855 of the Internal Revenue Code of 1986, as amended (the "Code") apply to the Transferor Trust for its current taxable year beginning November 1, 1991, and will continue to apply to it through the Closing Date.

         In addition, as of the Closing Date, the Transferor Trust will be diversified in the sense that it meets the requirements of section 368(a)(2)(F)(ii) of the Code, i.e., not more than twenty-five percent (25%) of the value of its total assets (as defined) is invested in stock and securities (as defined) of any one issuer and not more than fifty percent (50%) of such total assets is invested in stock and securities of five or fewer issuers.

         22. The Acquiring Fund was established by the Trustees of Colonial Trust III in order to effect the Transaction. It has not yet filed its first federal income tax return and, thus, has not yet elected to be a regulated investment company for federal income tax purposes. However, upon filing its first income tax return at the completion of its first taxable year, the Acquiring Fund will elect to be a regulated investment company and until such time will take all steps necessary to ensure that it qualifies as a regulated investment company under the Code.

         23. The Transferor Trust is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

         24. None of the compensation received by any shareholder-employees of the Transferor Trust, if any, will be separate consideration for, or allocable to, any of their Transferor Trust shares; none of the Acquiring Fund shares received by the Transferor Trust shareholder-employees will be separate consideration for, or allocable to, any employment; and the compensation paid to Acquiring Fund or Transferor Trust shareholder-employees, if any, will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

                                              Very truly yours,

                                              THE COLONIAL FUND


                                              By:  Arthur O. Stern
                                                   Secretary

                                              COLONIAL TRUST III


                                              By:  Arthur O. Stern
                                                   Secretary